Exhibit (j) Opinion and Consent of Tait, Weller& Baker

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The FBR Funds and to the use of our report dated December 8, 2006 on the financial statements and financial highlights of FBR Pegasus Fund, FBR Large Cap Financial Fund, FBR Small Cap Financial Fund, FBR Small Cap Fund, FBR Large Cap Technology Fund, FBR Small Cap Technology Fund, FBR Gas Utility Index Fund, FBR Fund for Government Investors, each a series of The FBR Funds. Such financial statements and financial highlights appear in The FBR Funds' 2006 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
February 26, 2007